Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 4th day of January 2023, by and among Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”) and Thomas H. Pike, an individual (the “Executive”).
WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit and the Executive desires to accept such employment as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit;
WHEREAS, the Company and the Executive acknowledge and agree that the Clinical Development Business Unit is contemplated to be spun off to the Company’s shareholders through a tax-free transaction consistent with the Company’s public announcement dated July 28, 2022 (such transaction, the “Spinoff”), and that, if such Spinoff is completed, this Agreement will be assigned to one or more entities comprising part of such Spinoff (“Spinco”), and that the Executive will, no later than the time of the Spinoff, become the President and Chief Executive Officer, and Chairman of the Board of Directors of Spinco; and
WHEREAS, consistent with Section 15, following the Spinoff and Spinco’s assumption of this Agreement, all references herein to the Company shall be deemed as able to be references to Spinco, as applicable unless context dictates otherwise.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.    Employment Agreement. On the terms and conditions set forth in this Agreement, and subject to Section 6 hereof, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.
2.    Term. The initial term of employment under this Agreement shall be for a period beginning on January 9, 2023 (the “Effective Date”) and ending on December 31, 2025 (the “Expiration Date”), unless sooner terminated as hereinafter set forth; provided that, on the Expiration Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least 180 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.” Any termination of the Executive’s employment upon the expiration of the Term following notice by the Company to Executive that the Term shall not be renewed shall constitute a termination by the Company without Cause or constitute Good Reason (each as defined below). For the avoidance of doubt, the Executive’s employment shall terminate upon the expiration of the Term following notice by either the Company or the Executive, unless the parties shall at such time otherwise agree in writing.
3.    Position and Duties.
(a)    Executive Positions. For the period commencing on the Effective Date until the completion of the Spinoff, Executive will be employed as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit. In such capacities, the Executive shall report to the Company’s Chief Executive Officer and perform the reasonable and lawful duties and responsibilities as the Company’s Chief Executive Officer may from time to time determine to assign to the Executive, consistent with his position and experience, which shall include the management and oversight of the Clinical Development Business Unit. In such role, Executive will have substantial involvement in the circumstances and terms of the Spinoff, including but not limited to substantial involvement in strategic operational decision making, selection of a senior leadership team and participation in the interview and selection of future members of the Spinco Board of Directors (the “Spinco Board”), provided that all decision making prior to the Spinoff is subject to approval of the Company’s Chief Executive Officer. Subject to the completion of the Spinoff, this Agreement, all of the obligations hereunder, and Executive’s employment will be assigned to Spinco, effective upon completion of the Spinoff. Immediately upon completion of the Spinoff and Spinco’s assumption of this Agreement, Executive will serve as Chairman of the Spinco Board and President and Chief Executive Officer of Spinco. In such capacities, the Executive shall report to the Spinco Board and perform the reasonable and lawful duties and responsibilities, consistent with his position and experience, as the Spinco Board may from time to time determine to assign to the Executive.
(b)    Location. During the Employment Period, the Executive’s primary office location shall be in Maricopa County, Arizona. Executive hereby represents that he has a dedicated space in his personal residence that will be used for the performance of his duties hereunder.
(c)    The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the Board of Directors of the Company (the “Board”) of all business opportunities pertaining to the business of the Company and shall not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. The Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company. Subject to the prior written approval of the Board, the Executive may serve on boards of directors of other publicly traded and private companies. The Executive has previously disclosed to the Board, and the Board hereby approves, those boards of directors on which he serves as of the date of this Agreement.

(d)    Subject to and contingent upon the completion of the Spinoff and the assumption of this Agreement, the Board will cause the Executive to be appointed to the Spinco Board and the Executive will serve as its Chairman immediately upon completion of the Spinoff. The Executive will serve in this capacity without additional compensation, and in advance of the expiration of each term as a director, in due course, and, subject to the annual approval of the applicable nominating committee of the Spinco Board in accordance with its duties and responsibilities, shall be nominated for re-election to the Spinco Board so long as he is then serving as Chief Executive Officer of Spinco and is eligible to be a member of the Spinco Board under applicable law or rules of the national securities exchange on which Spinco’s common stock is then listed, if any. The Executive’s continued membership on the Spinco Board shall be subject to election in accordance with the by-laws of Spinco and applicable law, and shall not be considered a condition to Executive’s performance of his obligations hereunder, nor shall failure to be elected to the Spinco Board be considered a diminution of Executive’s duties or responsibilities, pursuant to the Good Reason definition set forth in Section 6(a)(y)(iii) below, provided Executive has been nominated for re-election to the Spinco Board. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director or member of any of the Company’s or Spinco’s subsidiaries or affiliates and in one or more executive offices of any of the Company’s or Spinco’s subsidiaries or affiliates.
(e)    Executive acknowledges that Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time.
4.    Compensation and Benefits.
(a)    Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,100,000 per calendar year (the “Base Salary”), prorated for any partial year of employment. The Base Salary shall be reviewed for increase by the compensation committee of the Board (the “Compensation Committee”) no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. Any such increase in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time. The Executive’s Base Salary may not be decreased during the Employment Period other than pursuant to a like proportionate reduction of base salaries of other senior executives of the Company.
(b)    Equity Grants.
(i)    Sign-On Equity Grant. Following the Effective Date, the Executive shall be granted equity awards under the Company’s 2016 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) with an aggregate grant date fair value of approximately $4,000,000 (subject to rounding), consistent with the Company’s practice for determining such value (the “Sign-On Equity Grant”). The Sign-On Equity Grant will be comprised of time- vesting restricted stock units, which are eligible to vest and be settled in shares of common stock of the Company in substantially equal installments on each of the first through third anniversaries of the date of grant and will be subject to an adjustment provision where any unvested portion of such Sign-On Equity Grant may, in connection with the Spinoff, be converted into Spinco equity awards and assumed by Spinco (or otherwise equitably adjusted under the terms of the Omnibus Plan). The Sign-On Equity Grant shall be subject to the terms and conditions of the Omnibus Plan and substantially the form of award agreement attached hereto as Exhibit 1.
(ii)    Delayed Equity Grant. If by July 3, 2023, the Spinoff has not been completed but the Board has not made a determination not to complete the Spinoff, the Executive will receive an additional one-time equity award under the Omnibus Plan with an aggregate grant date fair value of approximately $4,000,000 (subject to rounding), consistent with the Company’s practice for determining such value (the “Delayed Equity Grant”). The Delayed Equity Grant will be comprised of time-vesting restricted stock units, which are eligible to vest and be settled in shares of common stock of the Company in substantially equal installments on each of the first through third anniversaries of the date of grant and may be subject to an adjustment provision where any unvested portion of such Delayed Equity Grant will, upon completion of the Spinoff, be converted into Spinco equity awards and assumed by Spinco (or otherwise equitably adjusted under the terms of the Omnibus Plan). The Delayed Equity Grant shall be subject to the terms and conditions of the Omnibus Plan and a form of award agreement that will be substantially in the form attached as Exhibit 1, subject to such changes as the Company makes to its regular grant agreements for other senior executives of the Company.
(iii)    Spinco Equity Grants. Following completion of the Spinoff and subject to approval of the Spinco Board or the applicable committee thereof, Executive shall receive one or more equity awards of Spinco equity with an aggregate grant date fair value of approximately $20,000,000 (subject to rounding), consistent with Spinco’s practice for determining such value (the “Initial Spinco Equity Grant”), comprised of 30% in restricted stock units and 70% in stock options which will have a maximum term of ten (10) years, which, in the case of both restricted stock units and stock options will be eligible to vest and be settled in (or, with respect to stock options, exercised for) shares of common stock of Spinco as follows: (i) if the Spinoff occurs on or before December 31, 2023, in substantially equal installments on each of the first through third anniversaries of the date of grant, (ii) if the Spinoff occurs at any time during 2024, in substantially equal installments on each of January 1, 2025, January 1, 2026 and January 1, 2027 or (iii) pursuant to any other vesting schedule established by the Spinco Board in its unfettered discretion so long as all shares vest within 3 years of the grant date. The Initial Spinco Equity Grant shall be subject to the terms and conditions of the Spinco equity incentive plan (the “Spinco Omnibus Plan”) and form of award agreement. Equity awards following the completion of the Spinoff will be determined by the Spinco Board or the applicable committee thereof, provided that the first Spinco equity award following the expiration of the Initial Term will have an aggregate target grant date fair value of approximately $8,000,000 (subject to rounding). Notwithstanding the foregoing, in the event that Executive receives a Delayed Equity Grant, then the amount of the Initial Spinco Equity Grant will be reduced by the grant date fair value of the Delayed Equity Grant. In other words, if Executive receives a Delayed Equity Grant of $4,000,000, the $20,000,000 grant date fair value of the Initial Spinco Equity Grant will be reduced by $4,000,000 to equal approximately $16,000,000 (subject to rounding).

(iv)    Equity Grants During Initial Term. For the avoidance of doubt, other than the Sign-On Equity Grant, the Delayed Equity and the Initial Spinco Equity Grant, no other equity grants of either the Company or Spinco equity will be made during the Initial Term.
(c)    Annual Bonus. For each calendar year that ends during the Employment Period beginning with calendar year 2023, the Executive shall be eligible to receive an annual bonus pursuant to the Company’s management incentive bonus plan or any successor plan that is in effect from time to time (any such bonus, the “Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular calendar year of the Company shall equal one hundred and fifty percent (150%) of the Executive’s Base Salary for that calendar year (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus payout for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion taking into account performance objectives (which may include corporate and individual objectives initially established with respect to a particular calendar year by the Compensation Committee in consultation with Executive and, in connection with the Spinoff, converted or paid-out on the same basis as similar awards held by Spinco senior executives who participate in the Company’s management incentive bonus plan or its successor,) and may be more or less than the Target Bonus Amount. For the calendar year 2023, the Executive’s Target Bonus Amount shall be pro-rated (calculated as the Target Bonus Amount for the entire 2023 calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive was employed as an employee in the 2023 calendar year and the denominator of which is 365). The Target Bonus Amount shall be reviewed for increase by the Compensation Committee no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. Any such increase in the Target Bonus Amount shall constitute the “Target Bonus Amount” for purposes of this Agreement. Notwithstanding the foregoing, for calendar year 2023, Executive’s Incentive Bonus payout shall be no less than 100% of Executive’s Base Salary, provided that such 2023 Incentive Bonus payout shall be subject to proration, consistent with Section 7(e) if Executive is terminated by the Company without Cause or if Executive terminates employment for Good Reason during 2023. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination (other than for Good Reason (as set forth below), or been given notice by the Company of the termination of this Agreement for Cause (as set forth below) where such breach giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.
(d)    Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company, provided that Executive will not participate in the Labcorp Master Senior Executive Severance Plan or any similar such Spinco severance plan, if established. The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, as applicable to executives of the Company generally, at any time and without the consent of the Executive.

(e)    Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to this Section 4 shall be in accordance with the Company’s compensation plans and policies.
(f)    Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including the Incentive Bonus, the Sign-On Equity Grant and the Delayed Equity Grant, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to the terms of the Company’s Incentive Compensation Recoupment Policy, as separately provided to Executive, and as the same may be amended from time to time or replaced by any successor Company policy, including to implement Section 10D of the Securities Exchange Act of 1934, as amended and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any applicable national securities exchange).
5.    Expenses. The Company shall reimburse the Executive for all expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
6.    Termination of Employment.
(a)    Permitted Terminations. (x) This Agreement may be terminated by the Company prior to the Effective Date under the following circumstances: (i) the Executive’s death or Disability (as defined below), (ii) if an event that would constitute Cause, as defined below, had the Executive then been employed by the Company occurs, whether or not the Executive is then employed by the Company, or (iii) by the Company for any other reason. (y) The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
(i)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(ii)    By the Company.
(A)    Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform each of the essential duties of his position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months (a “Disability”); or
(B)    Cause. The Company may terminate the Executive’s employment for Cause or without Cause. If the Company terminates the Executive’s employment without Cause, the Company shall not be required to give advance notice.
For purposes of this Agreement (including the Sign-On Equity Grant and Delayed Equity Grant), “Cause” shall be limited to the following events: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Executive’s duties or in the course of his employment with the Company: (ii) Executive’s conviction of or entering of a plea of nolo contendere to a felony; (iii) Executive’s alcohol intoxication on the job or current illegal drug use; (iv) Executive’s intentional wrongful damage to tangible assets of the Company; (v) Executive’s intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non- Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering the activities of Executive; (vi) Executive’s knowing and intentional breach of any employment policy of the Company; (vii) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust in the performance of the Executive’s duties that is not corrected to the Board’s satisfaction within 30 days of the Executive receiving notice thereof; or (viii) Executive’s misconduct that causes reputational harm to the Company.
(iii)    By the Executive. The Executive may terminate this Agreement for any reason prior to the Effective Date, and may terminate his employment for any reason (including Good Reason) or for no reason during the Employment Period. If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Company at least thirty (30) days prior to the Date of Termination, provided that the Company may, in its sole discretion, waive the provision of all or any portion of the notice period and immediately terminate the Executive, which termination shall not be deemed a termination without Cause or constitute grounds for termination for Good Reason.
For purposes of this Agreement (including the Sign-On Equity Grant and Delayed Equity Grant), “Good Reason” means, without the Executive’s prior written consent (i) a material reduction in the Executive’s Base Salary or any reduction of the Target Bonus Amount; (ii) relocation to an office location more than 75 miles from either the Executive’s principal office location or his principal residence as of the date of notice of relocation; (iii) the Board shall fail to appoint the Executive as Chairman of the Spinco Board upon completion of the Spinoff; (iv) the Spinco Board shall fail to re-nominate the Executive for re-election to the Spinco Board; or (v) a material diminution in title, duties, or responsibilities, including reporting responsibilities, of the Executive in his capacity as an employee (for which purpose such a material diminution shall be deemed to occur in the event of a Change in Control (as defined in the Omnibus Plan) in which Spinco ceases to be a publicly traded company, except in the case that the Executive is the most senior officer and a member of the board of directors of the top-most publicly traded parent company of which Spinco is a subsidiary resulting from such Change in Control). Notwithstanding the foregoing, “Good Reason” shall not include a reduction in Base Salary where such reduction is pursuant to a like proportionate reduction of base salaries of other senior executives of the Company. Further, for the avoidance of doubt, “Good Reason” shall not include (i) Executive’s failure to be re-elected to the Spinco Board by the Spinco shareholders provided the Spinco Board nominates him for re-election to the Spinco Board; (ii) Executive’s ceasing to serve as the Chairman of the Spinco Board following his initial appointment as the Chairman; or (iii) any determination made by the Board in good faith that Executive’s residence is not properly treated as his principal place of business for tax purposes and any resulting change in tax consequences to Executive resulting from such determination. In order to invoke a termination for Good Reason, the Executive’s termination must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such termination shall be considered voluntary termination without Good Reason.
For purposes of this Agreement, “Date of Termination” means (i) if this Agreement or Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if this Agreement or Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination is given by the Company; or (iii) if the Executive’s employment is terminated by the Company for any other reason or by the Executive pursuant to Section 6(a)(y)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
(b)    Termination. Any termination of this Agreement prior to the Effective Date or of Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.
(c)    Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall, unless otherwise requested, resign from all positions that the Executive holds as an officer or member of the Spinco Board (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.
7.    Compensation Upon Termination.
(a)    Death. If this Agreement or the Executive’s employment is terminated as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. If the Date of Termination is after the Effective Date, within 30 days following the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary and accrued unused vacation due through the Date of

Termination; (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due; (iii) payment of any Incentive Bonus earned for a prior completed performance period and unpaid on the Date of Termination; and (iv) a Partial Year Bonus (defined below) in the manner provided in Section 7(e) (such amounts in clauses (i) through (iv), the “Accrued Amounts”). The rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company and the Company’s subsidiaries and affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement. For purposes of this Agreement, “Accrued Benefits” means (w) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (x) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (y) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive through the Date of Termination and which are reimbursable in accordance with Section 5; and (z) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.
(b)    Disability. If the Company terminates this Agreement prior to the Effective Date because of the Executive’s Disability, the Company shall have no further obligations to the Executive under this Agreement upon such termination. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(y)(ii)(A), the Company shall pay to the Executive the Accrued Amounts. The rights of the Executive with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(y)(ii)(A).
(c)    Termination by the Company for Cause or by the Executive without Good Reason. If prior to the Effective Date, either the Company terminates this Agreement pursuant to Section 6(a)(x)(ii) or the Executive terminates this Agreement pursuant to Section 6(a)(y)(iii), the Company shall have no further obligations to the Executive under this Agreement upon such termination. If during the Employment Period the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(y)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(y)(iii), the Company shall pay to the Executive the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon such termination.
(d)    Termination by the Company without Cause, by the Executive with Good Reason, or termination following notice by the Company of non-renewal of the Term, in each case, prior to Spinoff. If prior to the Effective Date the Company terminates this Agreement pursuant to Section 6(a)(x)(iii) or during the Employment Period but prior to completion of the Spinoff the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii), or the Executive’s employment terminates upon the expiration of the Term following a notice by the Company to not renew the Term pursuant to Section 2, the Company shall pay to the Executive (w) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (x) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; (y) payment of any Incentive Bonus earned for a previous completed performance period and unpaid on the Date of Termination; and (z) subject to Executive’s execution of the Labcorp Release Agreement, as defined below, a Partial Year Bonus, as defined below.
(e)    Termination by Spinco without Cause, by the Executive with Good Reason, or termination following notice by Spinco of non-renewal of the Term, in each case, following Spinoff. If during the Employment Period and following completion of the Spinoff, Spinco terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii), or the Executive’s employment terminates upon the expiration of the Term following a notice by Spinco to not renew the Term pursuant to Section 2 (each, a “Qualifying Termination”), Spinco shall pay to the Executive (x) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (y) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; and (z) payment of any Incentive Bonus earned for a previous completed performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his execution of a Spinco Release Agreement (as defined below), the following severance benefits (collectively, the “Severance Benefits”):
(i)an amount equal to the product of (A) two (2), if the Qualifying Termination is not within thirty-six months following a Change in Control of Spinco, as such term is defined in the Spinco Omnibus Plan, or (B) three (3), if the Qualifying Termination is within thirty-six months following a Change in Control of Spinco, multiplied by the sum of (1) Executive’s Base Salary plus (2) the total dollar amount of the last three Incentive Bonuses paid to the Executive divided by three (the “Average Incentive Bonus”); provided, however, that if the Executive has received less than three Incentive Bonus payments during the term of the Executive’s employment, then the Average Incentive Bonus shall equal the total dollar amount of Incentive Bonuses paid to the Executive divided by the number of Incentive Bonuses received by the Executive; provided, further, however, that any prorated bonuses Executive has received will be annualized for purposes of this Section (by dividing the amount of the Incentive Bonus by the proration factor that was applied to determine such Incentive Bonus under Section 4(c)) and that if a Qualifying Termination occurs prior to the payment of any Incentive Bonus under this Agreement, the Average Incentive Bonus shall be deemed to be the Target Bonus Amount (the amount determined pursuant to this subparagraph (i), the “Cash Severance Benefits”); and

(ii)a Partial Year Bonus, as defined below.
For the avoidance of doubt, if during the Employment Period and following completion of the Spinoff, Spinco terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii) and, in either case, Executive continues as a member of the Spinco Board, Executive will be entitled to payment of the Severance Benefits set forth above.
Spinco shall pay the Executive the Cash Severance Benefits to which he is entitled under this Section 7(e) as follows: (a) 50 percent of the total Cash Severance Benefits due, less statutory deductions, shall be paid within 30 days following the execution of the Spinco Release Agreement, but in no event shall be paid later than March 15 of the year following the year in which the Termination Date occurred; and (b) the remaining 50 percent of the total Cash Severance Benefits, less statutory deductions, shall be paid within 30 days following the one- year anniversary of the execution of the Spinco Release Agreement, but only if the Executive has complied in all material respects with the terms and conditions of the Spinco Release Agreement.
A “Partial Year Bonus” is payable to the Executive for the year of the Executive’s employment termination in the event the Company or Spinco, as applicable, performance criteria for payment of an Incentive Bonus are achieved as of the close of the year based on the actual performance level achieved for such year (as determined (x) treating any individual factors as fully satisfied and (y) without regard for any exercise of negative discretion unless such exercise is applicable to all similarly situated executives with like force and effect); provided, however, that if a Qualifying Termination occurs after a Change in Control, the performance criteria shall be deemed satisfied at the target level. Any such Partial Year Bonus shall equal the Executive’s Incentive Bonus compensation so earned multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the annual or other performance period for the Incentive Bonus award in which such termination occurs and the denominator of which is the total number of days included within such annual or partial year performance period. Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year.
(f)    Executive’s voluntary resignation following July 3, 2024. If the Spinoff has not been completed by July 3, 2024 and Executive desires to terminate his employment on or after July 3, 2024, Executive and the Board, or its designee, shall negotiate reasonably and in good faith over the terms of Executive’s severance benefits aligned with the spirit and principles of this Agreement.
(g)    The Executive’s rights with respect to equity or equity-related awards (including as provided above for the Sign-On Equity Grant, the Delayed Equity Grant and the Initial Spinco Equity Grant) shall be governed by the applicable terms of the related plan or award agreements.
(h)    Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of this Agreement under Section 6(a)(x)(iii) or the Executive’s employment without Cause under Section 6(a)(y)(ii)(B) or by the

Executive for Good Reason under Section 6(a)(y)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the payments set forth in Section 7(d) or Section 7(e), as applicable, shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the payments set forth in Section 7(d), the Executive will execute a release of claims in substantially the form attached as Exhibit 2-A (the “Labcorp Release Agreement”) and that, as a condition to receiving the payments set forth in Section 7(e), the Executive will execute a release of claims in substantially the form attached as Exhibit 2-B (the “Spinco Release Agreement”) (the Labcorp Release Agreement and the Spinco Release Agreement, as applicable, the “Release Agreement”). Within five business days of the Date of Termination, the Company shall deliver to the Executive the applicable Release Agreement for the Executive to execute. The Executive will forfeit all rights to the payments set forth in Section 7(d) or Section 7(e), as applicable, unless, within 30 days of delivery of the Release Agreement by the Company to the Executive, the Executive executes and delivers the Release Agreement to the Company and the releases contained therein have become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of the Executive, the Release Effective Date shall be deemed to occur in the earliest date in the later such taxable year as otherwise would apply thereunder. The Company and Company subsidiaries and affiliates shall have no obligation to provide the payments set forth in Section 7(d) or Section 7(e), as applicable, prior to the Release Effective Date.
(i)    Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(i).
(i)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(ii)    The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
(iii)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(iv)    (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
(v)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
8.    Confidentiality, Non-Competition and Non-Solicitation Agreement. In consideration of the employment and compensation terms set forth in this Agreement, the Executive agrees to execute and be bound by the terms of the Company’s Confidentiality, Non- Competition and Non-Solicitation Agreement attached as Exhibit 3.
9.    Parachute Limitations. Notwithstanding anything herein to the contrary, in the event that the payments or distributions to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Executive shall be reduced to $1 below the safe harbor limit (as described in Section 280G(b)(2)(A)(ii) of the Code) if said reduction in Payment would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on the payments and benefits.

10.    Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.
11.    Professional Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive's reasonable professional fees and costs incurred in connection with this Agreement up to a maximum of $35,000. Any payment required under this Section 11 shall be made within sixty (60) days following the Effective Date.
12.    Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:
(i)If to the Company:
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215
Attention: Sandra van der Vaart,
Executive Vice President, Chief Legal Officer
and
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attention: William Intner
(ii)If to the Executive:
At the last address shown on the payroll records of the Company
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
13.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
14.    Effect on Other Agreements; Inconsistency. This Agreement (including the Exhibits hereto) and all other agreements identified hereunder constitute the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement (and Exhibits) and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Agreement (and Exhibits) shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Agreement (or Exhibits) as not so controlling.
15.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) the Company shall assign its rights and obligations hereunder to Spinco in connection with the Spinoff, (ii) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (iii) the rights and obligations of the Company hereunder shall be assignable and may be assumed by a successor entity in connection with (a) any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity or (b) the formation of a holding company or similar corporate reorganization approved by the Board. If the Company’s rights and obligations are assigned or assumed as provided in the preceding sentence, the term “Company” as used herein shall refer to such successor entity, including, following the Spinoff, to Spinco. Executive acknowledges and agrees that the assignment of this Agreement to Spinco does not create any termination “without Cause” or “Good Reason” rights, or any right to payments or benefits from the Company by virtue of such assignment.
16.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.
17.    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
19.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
20.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.
21.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
22.    Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
23.    Representations of the Executive. The Executive represents and warrants to the Company that (i) the Executive has furnished to the Company all agreements respecting any post-employment restrictions applicable to the Executive with his immediately preceding employer; and (ii) there are no other agreements to which the Executive is a party that conflict with the Executive’s acceptance of employment with the Company or would be violated or breached by Executive’s acceptance of employment with the Company, including any non- solicitation, non-competition or other similar covenant or agreement. The Executive agrees that the Executive will perform his duties to the Company in a manner that complies with all such agreements.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LABORATORY CORPORATION OF AMERICA HOLDINGS

/s/ Adam H. Schechter
Name: Adam H. Schechter
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Thomas H. Pike